UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2004

Kforce Inc.

(Exact name of registrant as specified in its charter)

Florida	000-26058	59-3264661
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 East Palm Avenue, Tampa, Florida 33605

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (813) 552-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Modification of a Material Definitive Agreement.

On September 9, 2004, the Compensation Committee of the Board of Directors of Kforce Inc. (the “Firm”) accelerated stock options for all current employees that would otherwise have been unvested on January 1, 2005. Options to purchase a total of 855,662 shares of the Firm’s common stock were accelerated. These options are held by fifteen employees, including options to purchase an aggregate of 748,162 shares of the Firm’s common stock held by six Executive Officers.

Because of this accelerated vesting, the Firm does not currently have any outstanding options that would otherwise remain unvested on January 1, 2005. Accordingly, if the FASB changes the accounting treatment for unvested options effective for the Firm beginning on January 1, 2005 as is currently being considered, such new accounting treatment will not be applicable to any of the Firm’s currently outstanding options.

The Firm expects the affected employees to continue to provide services through their applicable original vesting dates; therefore, there is no current expense as a result of the acceleration. If all affected employees were to terminate their employment prior to the applicable original vesting dates, the maximum future expense would be approximately $3.25 million, with such amount reduced to approximately $1.04 million after scheduled vesting dates in January 2005 have passed and to approximately $111,000 after scheduled vesting dates in January 2006 have passed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KFORCE INC.
(Registrant)

September 15, 2004	By:	/s/ Derrell E. Hunter
Derrell E. Hunter,
Chief Financial Officer